Park-Ohio Holdings Corp.
Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan of our reports dated March 13, 2006, with respect to the consolidated financial statements of Park-Ohio Holdings Corp., management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
September 22, 2006